UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VERSUM MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

MERCK KGAA
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Below are certain excerpts from the transcript of a media call held by Merck KGaA, Darmstadt, Germany, on May 14, 2019 and made available on Merck KGaA, Darmstadt, Germany’s website on June 4, 2019.

14:29 - Stefan Oschmann

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I also would like to mention the agreed acquisitions in Performance Materials. On April 12, after some weeks of intense campaigning and negotiations, we concluded a definitive agreement with Versum Materials for approximately 6.5 billion US dollars. Versum is one of the leading global companies for innovation-driven high-purity process chemicals, , gases and equipment for semiconductor manufacturing. The Versum takeover once again confirms what those of you who know us well should already know: We are prepared, determined and we are committed to taking action even when facing resistance and we are also willing to spend corresponding sums of money if we are convinced of something. But it doesn’t always have to be transactions worth billions, we can also strengthen ourselves through smaller transactions in a very targeted manner in selected, clearly defined areas. For instance, on May 6, we entered into another takeover agreement to strengthen our position as a supplier of electronics materials as well as boost our innovation power in the semiconductor business. This is about the acquisition of Intermolecular, based in California, for approximately US$ 62 million. It’s a smaller transaction, of course, compared to Versum, but the testing and manufacturing capabilities of Intermolecular are important to us to test material combinations in their specific area of application, and this will help us to save time in the development process. We are convinced that the two acquisitions will strengthen our electronic materials business and the Performance Materials business sector.

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32:27 - Tanja Vedder (DPA AFX)

Good morning. I’ve got a question about Versum and Intermolecular. You told us that you are aiming for the closings in the second half of the year. Could you provide a more precise timeline? And the second question relating to this is: If contributions from the two companies have not been included in the current forecast, will there be any updated forecasts, perhaps on closing or after the closing? What contributions do you expect for this year and could you please say something about the prospects for next year in this respect?

33:12 - Stefan Oschmann

Yes, with regard to Versum and Intermolecular, you know the facts, as we communicated the two transactions very comprehensively. Here is perhaps a relevant detail: a general meeting of Versum shareholders will take place on the 17th of June. As regards the further timetable, and considering the fact that technically, Versum and Intermolecular are still our competitors, so we have to comply with antitrust regulations, and to behave accordingly. What are the next steps? There are a number of regulatory procedures. For Versum, the U.S. procedure has been completed, but in Europe and some Asian countries, including China and Taiwan, we have to get antitrust clearance and that takes some time. In the case of Intermolecular, the situation is more U.S.-related. Currently, we cannot provide a more precise timeline. The extent to which we include Versum and Intermolecular in our forecasts depends heavily on the timeline. If this happens very late in the year, we will probably no longer include them in the forecast.

34:33 - Tanja Vedder

In general, are there some thoughts as to whether the two companies will work independently or will there also be projects within the Group interlinking them and the entire business?

33:59 - Stefan Oschmann

As we are not a pure financial but rather a strategic investor it’s of course clear that once we receive the relevant approvals, we will integrate the two companies. We will strive to maintain their particular strengths and we want to make sure that their employees work in an environment where they can work just as well or even better than before. As you know , we are very active in this respect: all the companies we have acquired in the past have been integrated and included in the culture of Merck KGaA, Darmstadt, Germany.

35:49 - Tanja Vedder

Thank you.

35:50 - Constantin Birnstiel

Operator, do we have another question?

36:00 - Stefanie Haxel (Dow Jones)

Good morning. I’ve got another question on Versum and Intermolecular. Is the smaller transaction related to Versum, or would you have acquired Intermolecular even if you had not acquired Versum, and will the company then also become part of the merged business in the United States?

36:25 - Stefan Oschmann

There is indeed a strategic link, as the market for semiconductor materials is highly relevant and very interesting for us. You know very well what the forecasts for data volumes look like right now, along with the demand for increasingly effective and efficient chips with lower power consumption. As regards Versum, I believe we have communicated well. Intermolecular is the smaller component, but what makes it particularly interesting is that it enables close collaboration with semiconductor customers, with respect to chip development, and research on new materials. This is something that cannot only be done in chemical laboratories, but rather has to take place in application labs, where you simulate how the chips are manufactured and that is why we are so interested in this.

37:34 - Stefanie Haxel

Would it have been interesting to you if the Versum deal had not been successful?

37:39 - Stefan Oschmann

Yes. Thank you, Ms. Haxel.

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Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany, management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include the following: Merck KGaA, Darmstadt, Germany’s ability to successfully complete the proposed acquisition of Versum Materials, Inc. (“Versum”) or realize the anticipated benefits of the proposed transaction in the expected time-frames or at all; Merck KGaA, Darmstadt, Germany’s ability to successfully integrate Versum’s operations into those of Merck KGaA, Darmstadt, Germany; such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Versum’s stockholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Versum; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Versum’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required for the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule; the impact of indebtedness incurred by Merck KGaA, Darmstadt, Germany, in connection with the proposed transaction; the effects of the business combination of Versum and Merck KGaA, Darmstadt, Germany, including the combined company’s future financial condition, operating results, strategy and plans; and other factors discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany, website at www.emdgroup.com or in Versum’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended on September 30, 2018 and Versum’s other filings with the SEC, which are available at http://www.sec.gov and Versum’s website at www.versummaterials.com. Except as otherwise required by law, Merck KGaA, Darmstadt, Germany, assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Important Information and Where to Find It

This communication relates to the proposed merger transaction involving Versum and Merck KGaA, Darmstadt, Germany. In connection with the proposed merger, Versum filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the SEC on May 13, 2019. Versum and Merck KGaA, Darmstadt, Germany, intend to file additional relevant materials with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Versum or Merck KGaA, Darmstadt, Germany, has filed or may file with the SEC or send to Versum’s stockholders in connection with the proposed merger. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, or Versum’s website at http://investors.versummaterials.com or by phone at 484-275-5907.

Participants in Solicitation

Versum, Merck KGaA, Darmstadt, Germany, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock in respect of the proposed transaction. Information about the directors and executive officers of Versum is set forth in the Proxy Statement, Versum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018, and the proxy statement for Versum’s 2019 annual meeting of stockholders, which was filed with the SEC on December 20, 2018. Information about the directors and executive officers of Merck KGaA, Darmstadt, Germany, is set forth on Schedule I of the Schedule 14A filed by Merck KGaA, Darmstadt, Germany, with the SEC on March 22, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.